UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 21, 2012

REVOLUTIONS MEDICAL CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	000-28629	73-1526138
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

670 Marina Drive, 3rd Floor

Charleston, SC 29492

(Address of principal executive offices)

(843) 971-4848

(Registrant’s telephone number, including area code)

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 40.13e-4(c))

Item 8.01 Other Events.

On September 21, 2012, Revolutions Medical Corporation (the “Company”) received notification from the Securities and Exchange Commission (the “SEC”) that the SEC had filed a civil complaint in federal court in Georgia against the Company (the “Complaint”). The Complaint alleges that the Company issued five misleading press releases during August 2010-October 2010, and one press release in July 2011, related to the Company production schedule of its auto retractable safety syringe. The Complaint names the Company’s current Chief Executive Officer, Rondald L. Wheet, as a co-defendant. Among other relief requested, the Complaint seeks an order requiring the defendants to disgorge money received from its equity line financing during this period, in addition to other civil penalty amounts.

The Company is deeply disappointed by the SEC's decision to pursue these unfounded allegations and rejection of the Company's good-faith efforts to settle this dispute. After review of the complaint, the Company believes that the SEC acted irresponsibly by relying heavily on the testimony of Rich Theriault, who recently was sued by Revolutions Medical in Federal district court in South Carolina for fraud and RICO Act violations, among other claims. The Company also believes that this SEC private inquiry began because of a serious of malicious and libelous letters written by Philip "Marty" Hicks.  Mr. Hicks was found guilty of libel against the Company and its Chief Executive Officer in September 2011 in South Carolina State Court and a damages hearing is expected in the fourth quarter of 2012, where the Company intends to provide damages in excess of $500,000. The Company, in consultation with its legal counsel intends to vigorously defend itself and CEO, Rondald L. Wheet.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REVOLUTIONS MEDICAL CORPORATION

Date: September 27, 2012	By:	/s/ Rondald L. Wheet
Name: Rondald L. Wheet
Title: Chief Executive Officer